Exhibit 99.1

Titanium Asset Management Corp.

Reports 2010 Third Quarter Results

Milwaukee, WI, November 16, 2010 - Titanium Asset Management Corp. (AIM – TAM) today reported results for the third quarter ended September 30, 2010.

Highlights for the third quarter are as follows:

•	Managed and fee paying assets increased by 2.0% from $9,371.4 million to $9,560.3 million during the third quarter of 2010 primarily reflecting strong returns in both fixed income and equity assets.

•	Average managed and fee paying assets of $9,465.9 million for the third quarter of 2010, an increase of 6.6% over $8,882.7 million for the same period last year.

•	Operating revenues of $5,822,000 for the third quarter of 2010, a 9.2% increase over operating revenues of $5,335,000 for the same period last year.

•	Adjusted EBITDA of $174,000 for the third quarter of 2010 compared to an Adjusted EBITDA deficit of $557,000 for the same period last year.

•	Net investment income of $290,000 for the third quarter of 2010 compared to $126,000 for the same period last year.

•	Net loss of $5,484,000, or $0.27 per diluted common share, for the third quarter of 2010 compared to a net loss of $6,197,000, or $0.30 per diluted common share, for the third quarter of 2009.

Highlights for the first nine months of the year are as follows:

•	Average managed and fee paying assets of $9,472.2 million for the first nine months of 2010, an increase of 9.8% over $8,629.0 million for the same period last year.

•	Operating revenues of $17,064,000 for the first nine months of 2010, a 9.2% increase over operating revenues of $15,631,000 for the same period last year.

•
Adjusted EBITDA deficit of $1,064,000 for the first nine months of 2010 compared to an Adjusted EBITDA deficit of $2,584,000 for the same period last year.  Excluding severance costs, the Adjusted EBITDA deficit was $251,000 for the first nine months of 2010.

•	Net investment income of $1,025,000 for the first nine months of 2010 compared to $173,000 for the first nine months of 2009.

•	Net loss of $7,570,000, or $0.37 per diluted common share, for the first nine months of 2010 compared to a net loss of $8,934,000, or $0.43 per diluted common share, for the first nine months of 2009.

Commenting on these results, Robert Brooks, CEO of Titanium Asset Management Corp. said:

“We are pleased to report a return to positive EBITDA for the first quarter since we became a public reporting company in the third quarter of 2008.  The positive operating performance was achieved through continuing growth in revenues and through significant reductions in our structural administrative expenses.”

“In the third quarter, we continued our positive momentum in growing the business, with our average assets under management for the third quarter increasing 6% over the prior year average and with our distributed assets increasing 7%.  As a result, revenue in the third quarter of 2010 grew by $487,000, or 9%, over the prior year period.  We are particularly pleased with the strong growth achieved by our real estate advisory practice, which added $90 million of new assets during the quarter and $170 million of new assets during the year-to-date period.”

“We also continued to achieve excellent investment performance, with 87% of our managed assets outperforming their benchmarks.  In addition, several of our significant strategies are now in the upper deciles of our peer group rankings for three year investment performance.  We believe these strong performance rankings position us for strong growth over the next year.”

“Through our integration activities, we have achieved significant reductions in our structural administrative expenses.  Since the first quarter following the acquisition of Boyd in 2008, we have reduced headcount from 97 to 82 and have reduced our annualized administrative expenses from approximately $25.1 million to $22.7 million.  We believe these reductions now position us to achieve significant growth in profitability as we achieve revenue growth.”

For further information please contact:

Titanium Asset Management Corp.
Robert Brooks, CEO	312-335-8300

Seymour Pierce Ltd
Jonathan Wright	+44 20 7107 8000

Assets Under Management

Our managed and distributed assets totaled $9,560.3 million at September 30, 2010, an increase of 2.0% over the amount at June 30, 2010, and an increase of 4.8% over the amount at December 31, 2009.  Distributed assets are those managed by a hedge fund advisor on which we earn referral fees.  The changes in managed and distributed assets over the three months ended September 30, 2010 were as follows:

	Managed Assets	Distributed Assets	Total
	(in millions)

Balance at June 30, 2010	$8,415.8	$955.6	$9,371.4
Net flows	(168.2)	-	(168.2)
Market value change	315.2	41.9	357.1
Balance at September 30, 2010	$8,562.8	$997.5	$9,560.3
Average assets under management	$8,489.3	$976.6	$9,465.9

Net flows are a combination of new and lost accounts plus contributions and withdrawals from existing accounts.  During the quarter, we experienced net outflows primarily as a result of withdrawals on the part of pension clients of NIS and continued softness in our retail distribution channel, in particular with equity mandates.  The market value change reflects solid performance for fixed income assets, which comprise approximately 89% of our assets under management, and a strong recovery for equity assets.

The changes in managed and distributed assets over the nine months ended September 30, 2010 were as follows:

	Managed Assets	Distributed Assets	Total
	(in millions)

Balance at December 31, 2009	$8,151.4	$974.9	$9,126.3
Net flows	(126.2)	24.2	(102.0)
Market value change	537.6	(1.6)	536.0
Balance at September 30, 2010	$8,562.8	$997.5	$9,560.3
Average assets under management	$8,492.2	$980.0	$9,472.2

Net flows for the nine months ended September 30, 2010 were essentially flat as new business generated by our real estate advisory service was offset by the outflows from NIS and the retail distribution channel. Outflows for the nine month period ended September 30, 2010 also include the elimination of approximately $100 million of advisory-only accounts whose fees are not asset-based.  The market value change reflects solid performance for fixed income assets, which comprise approximately 89% of our assets under management, and modest gains for equity assets.

For the nine months ended September 30, 2010, 87% of our managed and fee paying assets with defined performance benchmarks outperformed their respective benchmarks.

Our assets under management by major investment strategy were as follows:

	September 30, 2010		September 30, 2009
	(in millions)	% of total	(in millions)	% of total

Fixed income	$7,607.5	88.9%	$7,516.9	90.3%
Equity	749.0	8.7%	780.0	9.4%
Real estate	206.3	2.4%	23.2	0.3%
Balance at end of period	$8,562.8	100.0%	$8,320.1	100.0%

Our assets under management by broad client type were as follows:

	September 30, 2010		September 30, 2009
	(in millions)	% of total	(in millions)	% of total

Institutional	$7,286.9	85.1%	$6,634.3	79.7%
Retail	1,275.9	14.9%	1,685.8	20.3%
Balance at end of period	$8,562.8	100.0%	$8,320.1	100.0%

Operating Results

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Average assets under management (in millions)	$8,489.3	$7,967.5	$8,492.2	$7,764.3
Average fee rate (basis points)	25	24	24	24

Operating revenue	$5,822,000	$5,335,000	$17,064,000	$15,631,000
Adjusted EBITDA (deficit)(1)	174,000	(557,000)	(1,064,000)	(2,584,000)
Impairment of goodwill	5,100,000	4,847,000	5,100,000	4,847,000
Operating loss	(5,774,000)	(6,557,000)	(8,579,000)	(10,884,000)
Net loss	(5,484,000)	(6,197,000)	(7,570,000)	(8,934,000)

Earnings per share:
Basic	$(0.27)	$(0.30)	$(0.37)	$(0.43)
Diluted	$(0.27)	$(0.30)	$(0.37)	$(0.43)

(1)
See the accompanying table on page 9 for a definition of Adjusted EBITDA, a non-GAAP financial measure.  The table provides a description of this non-GAAP financial measure and a reconciliation to the most directly comparable GAAP measure.

Our third quarter revenues increased $487,000, or 9.1%, relative to the third quarter of 2009 due to the increase in average assets under management.  The increase in average assets under management reflects asset gains from our participation in the TALF program and from our new real estate investment advisory business, as well as strong market returns for fixed income assets.  For the year to date periods, our 2010 revenues increased by $1,433,000, or 9.2%, relative to 2009 due to the increase in average assets under management.

Our Adjusted EBITDA of $174,000 for the third quarter of 2010 reflects an improvement of $731,000 over the prior year amount.  The improvement reflects the 9.1% increase in revenues and a 5.9% decrease in administrative expenses.  Our administrative expenses declined $357,000, as a result of the ongoing integration activities and reduced operating staff.

Our Adjusted EBITDA deficit of $1,064,000 for the first nine months of 2010 includes $813,000 of severance costs. Excluding severance costs, our Adjusted EBITDA deficit would have been $251,000, an improvement of $2,333,000 over the prior year amount. The improvement reflects the 9.2% increase in revenues and an 7.3% decrease in administrative expenses, excluding severance costs. Our administrative expenses, excluding severance costs, declined $1,365,000, as a result of the ongoing integration activities and reduced operating staff.

We completed the acquisition of Boyd at December 31, 2008. Since the first quarter of 2009, we have reduced our headcount from 97 to 82 and we have reduced annualized administrative expenses of approximately $25.1 million to approximately $22.7 million at September 30, 2010.

Goodwill Impairment

We perform goodwill impairment tests annually, or whenever events or changes in circumstances indicate that the carrying amount of goodwill might not be recoverable, using a two-step process with the first step being a test for potential impairment by comparing our reporting unit’s fair value with its carrying amount (including goodwill).  If the carrying amount of the reporting unit exceeds its fair value, we complete the second step under which the fair value of the reporting unit is allocated to its assets and liabilities, including recognized and unrecognized intangibles.  If the implied fair value of the reporting unit’s goodwill is lower than its carrying amount, goodwill is impaired and written down to its implied fair value.  We complete our annual test for impairment during our fourth quarter.

For purposes of testing goodwill for impairment, the Company attributes all goodwill to a single reporting unit.  We have aggregated all of our subsidiaries into a single reporting unit because they provide similar services to similar clients, operate in the same regulatory framework, and share similar economic characteristics.  The Company’s shared sales force is organized to market the full range of the Company’s products and services.

We estimate fair value averaging fair value established using an income approach and fair value established using a market approach.  The fair value from the income approach was weighted 75%, while the fair value from the market approach was weighted 25%.  The weighting reflects that the market approach includes more mature asset management companies with greater scale than the Company.  We use independent valuation specialists to assist us in our valuation process.

The income approach uses a discounted cash flow model that takes into account assumptions that marketplace participants would use in their estimates of fair value, current period actual results, and forecasted results for future periods that have been reviewed by senior management.  In preparing our forecasts, we considered historical and projected growth rates, our business plans, prevailing business conditions and trends, anticipated needs for working capital and capital expenditures, and historical and expected levels and trends of operating profitability.

The market approach employs market multiples for comparable companies.  Fair value estimates are established using multiples of assets under management and current and forward multiples of revenue and earnings before income taxes, depreciation and amortization (referred to as EBITDA).

Based on interim results through September 30, 2010, initial work in connection with preparing our 2011 budget, and some trading activity in our common stock, we determined that we should complete a goodwill impairment test as of September 30, 2010.  For the current operating forecasts, our estimates for net inflows of assets under management and market returns resulted in estimated revenue growth rates of approximately 9% per annum, which are less than the estimated growth rates in the immediately prior valuation.  Cash flows beyond the five year forecast period were projected at 4% per annum.  We used a weighted average cost of capital of 14.5% determined using the capital asset pricing model, which is consistent with the rate used in the immediately prior valuation.

Upon completion of the goodwill impairment test as of September 30, 2010, we concluded that our recorded goodwill balance was impaired and recorded an impairment charge of $5,100,000 in the third quarter of 2010.  In addition, we expect to settle the remaining acquisition obligation for Boyd in the fourth quarter for the full $8,000,000.  This settlement would result in an additional $8,000,000 of goodwill.  However, based on the current estimates, we expect will have to take an additional goodwill impairment charge for this entire amount in the fourth quarter of 2010.

During 2009, we incurred impairment charges of $8,489,000, of which $4,847,000 was recorded in the third quarter of 2009 and $3,642,000 was recorded in the fourth quarter of 2009.

Forward-looking Statements

This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are subject to a number of assumptions, risks, and uncertainties, many of which are beyond the control of Titanium.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance.  Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the Company undertakes no obligation to update any such statements.  Results may differ significantly due to market fluctuations that alter our assets under management; termination of investment advisory agreements; impairment of goodwill and other intangible assets; our inability to compete; market pressure on investment advisory fees; ineffective management of risk; changes in interest rates, equity prices, liquidity of global markets and international and regional political conditions; or actions taken by Clal Finance Ltd., as our significant stockholder.  Additional factors that could influence Titanium’s financial results are included in its Securities and Exchange Commission filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2010, is expected to be filed with the Securities and Exchange Commission on or before November 15, 2010. The report will be available on the SEC’s website at www.sec.gov and on the Company’s website at www.ti-am.com.

Titanium Asset Management Corp.
Condensed Consolidated Balance Sheets

	September 30, 2010	December 31, 2009
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$1,599,000	$4,773,000
Investments	9,351,000	12,549,000
Accounts receivable	4,014,000	5,030,000
Other current assets	1,509,000	1,162,000
Total current assets	16,473,000	23,514,000

Investments in affiliates	6,423,000	2,179,000
Property and equipment, net	488,000	427,000
Goodwill	23,047,000	28,147,000
Intangible assets, net	22,434,000	24,920,000
Total assets	$68,865,000	$79,187,000

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$64,000	$237,000
Acquisition payments due	-	1,746,000
Other current liabilities	3,004,000	3,504,000
Total current liabilities	3,068,000	5,487,000

Acquisition payments due	960,000	960,000
Total liabilities	4,028,000	6,447,000
Commitments and contingencies
Stockholders’ equity
Common stock, $0.0001 par value; 54,000,000 shares authorized; 20,491,824 shares issued and outstanding at September 30, 2010 and 20,564,816 shares issued and outstanding at December 31, 2009	2,000	2,000
Restricted common stock, $0.0001 par value; 720,000 shares authorized; 612,716 issued and outstanding at September 30, 2010 and December 31, 2009	-	-
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued	-	-
Additional paid-in capital	100,135,000	100,332,000
Accumulated deficit	(35,336,000)	(27,766,000)
Other comprehensive income	36,000	172,000
Total stockholders’ equity	64,837,000	72,740,000
Total liabilities and stockholders’ equity	$68,865,000	$79,187,000

Titanium Asset Management Corp.
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Operating revenues	$5,822,000	$5,335,000	$17,064,000	$15,631,000

Operating expenses:
Administrative	5,668,000	6,025,000	18,057,000	18,609,000
Amortization of intangible assets	828,000	1,020,000	2,486,000	3,059,000
Impairment of goodwill	5,100,000	4,847,000	5,100,000	4,847,000
Total operating expenses	11,596,000	11,892,000	25,643,000	26,515,000
Operating loss	(5,774,000)	(6,557,000)	(8,579,000)	(10,884,000)

Other income
Interest income	69,000	98,000	233,000	333,000
Gain (loss) on investments	54,000	28,000	181,000	(160,000)
Income from equity investees	167,000	-	611,000	-
Interest expense	-	(15,000)	(16,000)	(44,000)
Loss before taxes	(5,484,000)	(6,446,000)	(7,570,000)	(10,755,000)

Income tax benefit	-	(249,000)	-	(1,821,000)

Net loss	$(5,484,000)	$(6,197,000)	$(7,570,000)	$(8,934,000)

Earnings (loss) per share
Basic	$(0.27)	$(0.30)	$(0.37)	$(0.43)
Diluted	$(0.27)	$(0.30)	$(0.37)	$(0.43)

Weighted average number of common shares outstanding:
Basic	20,683,824	20,546,490	20,691,303	20,546,490
Diluted	20,683,824	20,546,490	20,691,303	20,546,490

Titanium Asset Management Corp.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Nine Months Ended September 30,
	2010	2009

Cash flows from operating activities
Net loss	$(7,570,000)	$(8,934,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of intangible assets	2,486,000	3,059,000
Impairment of goodwill	5,100,000	4,847,000
Depreciation	67,000	80,000
Share compensation expense (credit)	(139,000)	313,000
Loss (gain) on investments	(181,000)	160,000
Income from equity investees	(611,000)	-
Distributions from equity investees	367,000	-
Accretion of acquisition payments	16,000	40,000
Deferred income taxes	-	(1,821,000)
Changes in assets and liabilities:
Decrease in accounts receivable	1,016,000	538,000
Decrease in other current assets	(347,000)	(440,000)
Decrease in accounts payable	(173,000)	(398,000)
Decrease in other current liabilities	(576,000)	876,000
Net cash used in operating activities	(545,000)	(1,680,000)

Cash flows from investing activities
Purchases of investments	(12,163,000)	(16,340,000)
Sales and redemptions of investments	15,406,000	13,929,000
Investments in equity investees	(4,000,000)	-
Purchases of property and equipment	(128,000)	(128,000)
Acquisitions of subsidiaries, net of cash acquired	(1,744,000)	(8,151,000)
Net cash used in investing activities	(2,629,000)	(10,690,000)

Net decrease in cash and cash equivalents	(3,174,000)	(12,370,000)

Cash and cash equivalents:
Beginning	4,773,000	18,753,000
Ending	$1,599,000	$6,383,000

Titanium Asset Management Corp.
Reconciliation of Adjusted EBITDA
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Operating loss	$(5,774,000)	$(6,557,000)	$(8,579,000)	$(10,884,000)

Amortization of intangible assets	828,000	1,020,000	2,487,000	3,059,000
Impairment of goodwill	5,100,000	4,847,000	5,100,000	4,847,000
Depreciation expense	20,000	26,000	67,000	80,000
Share compensation expense (credit)	-	107,000	(139,000)	314,000

Adjusted EBITDA deficit(1)	$174,000	$(557,000)	$(1,064,000)	$(2,584,000)

Notes:

(1)
Adjusted EBITDA is defined as operating income or loss before non-cash charges for amortization and impairment of intangible assets and goodwill, depreciation, and share compensation expense.  We believe Adjusted EBITDA is useful as an indicator of our ongoing performance and our ability to service debt, make new investments, and meet working capital obligations.  Adjusted EBITDA, as we calculate it may not be consistent with computations made by other companies.  We believe that many investors use this information when analyzing the operating performance, liquidity, and financial position of companies in the investment management industry.